Exhibit 99.1

FOR IMMEDIATE RELEASE

Tokyo, August 21, 2024

JT Group to Acquire Vector Group Ltd.

Japan Tobacco Inc. (JT) (the “Company”) (TSE: 2914) announces today that the JT Group has reached an agreement with Vector Group Ltd. (“VGR”), the fourth largest tobacco company in the United States, to acquire VGR.

Based on the agreement, the JT Group will conduct a tender offer for all outstanding shares of VGR, through Vapor Merger Sub Inc., an entity the JT Group established for the purpose of this acquisition. Through the tender offer and a subsequent statutory merger, the JT Group intends to acquire 100% of VGR’s outstanding fully diluted share capital for a per share price of $15.00, representing a total equity value transaction estimated at around USD 2.4 billion (approximately 378 billion yen). The transaction, which is unanimously supported by the board of directors of VGR, is expected to be completed by the end of JT Group’s current fiscal year, ending December 31, 2024, subject to receipt of antitrust approvals and satisfaction of customary closing conditions.

Following closing, VGR will be a wholly owned consolidated subsidiary of JT and be delisted from the New York Stock Exchange.

Strategic rationale

In line with the JT Group’s tobacco business strategy, outlined in Business Plan 2024, this acquisition will add a growing and historically profitable business, which is expected to improve the Company’s Return-On-Investment (ROI) in combustibles. The transaction will significantly expand JT Group’s presence in the US, the second largest tobacco market in net sales and one of the most profitable globally. Furthermore, it is expected to strengthen the Group’s financial position through mid to long term hard currency profits and cash flows, which will support the Company’s investment strategy in Reduced-Risk Products, notably in heated tobacco sticks.

Executive comments

“We are excited by this acquisition which, in line with our tobacco business strategy, will contribute to the acceleration of the ROI in our combustible business and expand JT Group’s global footprint. By adding this sizeable and historically profitable business to our Company, we are confident the transaction will contribute to sustainable growth and increase JT Group’s corporate value,” said Masamichi Terabatake, JT Group CEO and President of the Tobacco Business.

“This transaction will significantly increase our US presence, boosting our market share from 2.3% to approximately 8.0% and giving us full ownership of two of the top-10 US cigarette brands. The transaction will enable us to also strengthen our distribution network, and create mid to long term strategic opportunities to boost our competitiveness in this major tobacco market,” said Eddy Pirard, President and CEO of JT International.

1.	Overview of newly acquired company

(1) Name	Vector Group Ltd.
(2) Address	Miami, FL 33137 USA
(3) Representative	Howard M. Lorber (President and CEO)
(4) Business description	Manufacturing and sales of cigarettes, etc.
(5) Capitalization	USD 15,598 Thousand (As of December 31, 2023)
(6) Year of foundation	1873
(7) Major shareholder and holding ratio (As of June 27, 2024)	BlackRock, Inc. (13.61%) The Vanguard Group, Inc. (11.35%) Dr. Phillip Frost (9.38%)
(8) Relationship with JT	Capital	None
	Personnel	None
	Business	None
(9) Financial results audited (Note1)
Accounting period (Dollars in Thousands)	Fiscal year ended December 31, 2021	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2023
Net assets	(841,553)	(807,877)	(741,814)
Total assets	871,087	908,591	934,095
Net assets per share (Dollar) (Note2)	(5.47)	(5.22)	(4.76)
Net sales	1,220,700	1,441,009	1,424,268
Operating profit	320,439	339,010	328,035
Net income	219,463	158,701	183,526
Net income per share (Dollar) (Note3)	1.16	1.01	1.40
Dividend per share (Dollar)	0.80	0.80	0.80

Note1: The results of operations and financial condition of the company are taken from the Form 10-K filed by VGR with the U.S. Securities and Exchange Commission (SEC).

Note2: Net assets per share is calculated by dividing net assets by the number of common shares outstanding at the end of each period.

Note3: Diluted EPS is shown.

2.	Overview of Tender Offer

(1) Tender offeror	Vapor Merger Sub Inc.
(2) Target Company	Vector Group Ltd.
(3) Class of shares to be acquired	Common stock (on a fully diluted basis)
(4) Tender offer price	US$ 15.00 per share
(5) Period of tender offer (planned)

From late August or early September 2024 to October 2024

*The offer period under the tender offer will commence within the next 10 business days and is expected to expire 20 business days after commencement thereof, subject to receipt of antitrust approvals and satisfaction of customary closing conditions. If a situation arises whereby the conditions to the tender offer are not satisfied, the period of the tender offer may be extended, in accordance with the terms of the definitive agreement.

(6) Conditions of tender offer

The tender offer is subject to approval under U.S. and Serbian antitrust laws, the tender of more than 50% of VGR’s outstanding common stock, and satisfaction of other customary closing conditions. Any remaining shares of common stock of VGR that were not tendered - in the tender offer - will be, upon the completion of the transaction, cancelled and converted into the right to receive the same consideration payable in the tender offer.

Note 1: VGR is a listed company on the New York Stock Exchange, and the Tender Offer does not constitute a tender offer as defined in Article 27-2-1 of the Financial Instruments and Exchange Law of Japan. Further information regarding the Tender Offer will be posted on the U.S. Securities and Exchange Commission’s (SEC) website at http://www.sec.gov.

Note 2: J.P. Morgan Securities LLC and J.P. Morgan Securities plc are serving as exclusive financial advisor to the JT Group, Ernst & Young Tax Co. is acting as its financial and tax advisor and Freshfields Bruckhaus Deringer US LLP is acting as its legal counsel. Jefferies LLC is acting as exclusive financial advisor to VGR and Sullivan & Cromwell LLP is acting as its legal counsel.

3.	Status of the number of shares and consideration for acquisition

(1)	Number of shares held by JT Group (before acquisition)	None
(2)	Number of shares to be acquired	157,486,267 shares
(3)	Acquisition price (estimated)	The outstanding shares: USD 2.4billion (approximately 378 billion yen)
(4)	Number of shares to be held by JT Group (after acquisition)	157,486,267 shares (Ratio of voting rights: 100%)

Note 1: The above figures are based on the assumption that all of VGR’s shares are acquired through the

Tender Offer and a subsequent statutory merger.

Note 2: The acquisition price is converted at the rate of 158.229 yen per U.S. dollar (TTM rate mean in July,2024).

4.	Schedule

(1) Agreement date	August 21, 2024
(2) Period of Tender Offer (planned)	From late August or early September 2024 to October 2024. If a situation arises whereby the conditions to the tender offer are not satisfied, the period of the tender offer may be extended, in accordance with the terms of the definitive agreement.
(3) Stock transfer date (planned)	By the end of the fiscal year ending December 31, 2024.

5.	Impact on Financial Performance

The transaction is not expected to have any material impact on the Group’s consolidated performance for the fiscal year ending December 31, 2024.

6.	Notes

Important Information About the Tender Offer

The tender offer for the outstanding common stock of VGR has not yet commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell VGR’s securities. An offer to purchase shares of VGR’s common stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, JTI (US) Holding Inc. and Vapor Merger Sub Inc. will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter VGR will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information.

VGR’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS (INCLUDING THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT THEY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK.

The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by VGR may be obtained at no charge under the “Investors” section of VGR’s internet website at https://vectorgroupltd.com.

Forward-Looking Statements

This announcement may include statements that are not statements of historical fact, or “forward-looking statements,” including with respect to the JT Group’s proposed acquisition of VGR. Such forward-looking statements include, but are not limited to, the ability of the JT Group and VGR to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, the JT Group’s and VGR’s beliefs and expectations and statements about the benefits sought to be achieved in the JT Group’s proposed acquisition of VGR, the potential effects of the acquisition on both the JT Group and VGR, the possibility of any termination of the merger agreement, as well as the expected benefits and success of any combination product. These statements are based upon the current beliefs and expectations of the JT Group’s and VGR’s management and are subject to significant risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of VGR’s stockholders will tender their shares in the offer; the possibility that various conditions to the consummation of the offer and the merger contemplated by the merger agreement may not be satisfied or waived; the ability to obtain necessary regulatory approvals or to obtain them on acceptable terms or within expected timing; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on VGR’s business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of COVID-19; the impact of tobacco industry regulation and tobacco legislation in the United States and internationally; competition from other products; and challenges inherent in new product development, including obtaining regulatory approval.

Neither the JT Group nor VGR undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Japan Tobacco Inc.’s integrated report for the year ended December 31, 2023, VGR’s Annual Report on Form 10-K for the year ended December 31, 2023 and VGR’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2024 and June 30, 2024, in each case as amended by any subsequent filings made with the SEC. These and other filings made by VGR with the SEC are available at www.sec.gov.

###

Japan Tobacco Inc. (JT) is a global company headquartered in Tokyo, Japan. It is listed on the primary section of the Tokyo Stock Exchange (ticker: 2914.T). JT Group has approximately 53,000 employees and 62 factories worldwide, operating in three business segments: tobacco, pharmaceutical, and processed food. Within the tobacco business, the largest segment, products are sold in over 130 markets and its flagship brands include Winston, Camel, MEVIUS, and LD. The Group is committed to investing in Reduced-Risk Products and markets its heated tobacco products under its Ploom brand.

Consumers, shareholders, employees, and society are the four stakeholder groups (4S) at the heart of all of JT Group's activities. Inspired by its “Fulfilling Moment, Enriching Life” purpose, the Group aims to ensure sustainable and valuable contributions to its stakeholders over the long term. In addition to our three business segments, this goal is also supported by D-LAB, the JT Group’s corporate R&D initiative, set up to search and create added-value business opportunities. For more information, visit https://www.jt.com/.

Contact:	Investor and Media Relations Division Japan Tobacco Inc.

For Investors	Jerome Jaffeux, Head of IR: jt.ir@jt.com
For Media	Yunosuke Miyata, Director: jt.media.relations@jt.com